Exhibit (d12)

AMENDMENT

to SCHEDULE I to MONEY MANAGER AGREEMENT

This Amendment is entered into as of March 10, 2026, between CenterBook Partners LP (the “Manager”) and TIFF Investment Program (“TIP”) for its TIFF Multi-Asset Fund (the “Fund”).

RECITALS

WHEREAS, the Manager and the MAF are parties to that certain Money Manager Agreement dated as of April 27, 2022 (the “Agreement”) pursuant to which the Manager serves as an investment adviser to the Fund; and

WHEREAS, pursuant to Section 11 of the Agreement, the parties hereto desire to amend Schedule I to the Agreement; and

WHEREAS, the Manager represents that there will be no change in (a) the nature, quality or extent of services to be provided by the Manager; (b) the investment advisory or other services provided to the Fund; or (c) the personnel providing such services as a result of this amendment.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Amendment.

(a)	Schedule I to the Agreement is amended by hereby deleting the definition of Benchmark Rate in its entirety and replacing it with the following:

“Benchmark Rate: The Benchmark Rate is the rate of return of the Russell 3000 Index (^RUA).”

(b)	Schedule I to the Agreement is hereby amended by inserting the following paragraphs immediately after the existing paragraph that begins with “Performance Fees shall be payable in arrears...” and before the “Most Favored Nation” provision:

“Non-Standard Crystallization Events: Notwithstanding the standard Calculation Period definition, the Fund and the Manager may mutually agree in writing to crystallize the Performance Fee as of any date associated with a benchmark transition or other non-standard event. Any such crystallization shall not be deemed a withdrawal for purposes of this Schedule I and shall result in the end of the applicable Calculation Period solely for Performance Fee calculation purposes.

Payment Timing for Performance Fees: Notwithstanding anything to the contrary in the Agreement or Schedule I, the Manager shall be paid any Performance Fee crystallized pursuant to this Amendment no later than April 30.”

2.	Miscellaneous

(a)	This Amendment will be effective as of April 1, 2026.

(b)	Except as amended hereby, the Agreement and Schedule 1 thereto will remain in full force and effect.

(c)	All capitalized terms used herein and not otherwise defined herein will have the meanings ascribed to them in the Agreement and Schedule 1 thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year indicated above.

on behalf of TIFF Multi-Asset Fund by TIFF Investment Program	on behalf of CenterBook Partners LP

/s/ Christian Szautner	/s/ Mark Mennitt
Signature	Signature

Christian Szautner	Mark Mennitt
By: Print Name	By: Print Name

Chief Legal Officer	Chief Operating Officer & Chief Financial Officer
Title	Title

MUTUAL WRITTEN AGREEMENT REGARDING NON-STANDARD CRYSTALLIZATION EVENT

This Mutual Written Agreement (the “Agreement”) is entered into as of March 10, 2026 (the “Crystallization Date”), by and between TIFF Investment Program, on behalf of its TIFF Multi-Asset Fund (the “Fund”), and CenterBook Partners LP (the “Manager,” and together with the Fund, the “Parties”). This Agreement is made pursuant to the First Amendment to Schedule I to the Money Manager Agreement dated April 27, 2022 (the “Money Manager Agreement”) between the Fund and the Manager, and specifically the paragraph added to Schedule I titled “Non-Standard Crystallization Events.”

1.            Non-Standard Crystallization of Performance Fee

In accordance with the Non-Standard Crystallization Events provision, the Parties hereby mutually agree in writing to crystallize the Performance Fee as of March 31, 2026.

2.            Effect of Crystallization

The crystallization as of the Crystallization Date shall not be deemed a withdrawal for any purpose under Schedule I.

The crystallization shall constitute the end of the applicable Calculation Period solely for purposes of Performance Fee calculation.

The next Calculation Period shall commence immediately following the Crystallization Date in accordance with Schedule I of the Money Manager Agreement.

The Parties agree that the Performance Fee crystallized as of the Crystallization Date shall be paid to the Manager no later than April 30, 2026.

3.            No Other Amendments

Except as expressly set forth herein, the Money Manager Agreement and Schedule I (as amended) remain unchanged and in full force and effect.

4.            Counterparts

This Agreement may be executed in counterparts, and each counterpart shall be deemed to be an original, but all of which together, shall constitute one and the same instrument. For the avoidance of doubt, affirmation or signature of this Agreement by way of an electronic signature or by a signature or a representation of a signature affixed by mechanical means (an “Electronic Signature”) shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such person intending to be bound by the terms of this of this Agreement. Any person providing an Electronic Signature further agrees to take any and all additional actions, if any, evidencing their intent to be bound by the terms of this Agreement, as may be reasonably requested.

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IN WITNESS WHEREOF,the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.

TIFF Investment Program

on behalf of the TIFF Multi-Asset Fund

By:	/s/ Christian Szautner
Name:	Christian Szautner
Title:	Chief Legal Officer

CenterBook Partners LP

By:	/s/ Mark Mennitt
Name:	Mark Mennitt
Title:	Chief Operating Officer & Chief Financial Officer